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                                   EXHIBIT 2.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                   NEW MDU COMMUNICATIONS INTERNATIONAL, INC.

                              ARTICLE I - NAME

         The name of the corporation is New MDU Communications International, Inc. (the "Corporation").

                    ARTICLE II - REGISTERED OFFICE AND AGENT

         The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, in the county of New Castle. The name of the Corporation's registered agent at such address is Corporation Service Company.

                              ARTICLE III - PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                               ARTICLE IV - SHARES

         4.1 AUTHORIZED CAPITAL. The Corporation shall have authority to issue
(a) fifty million (50,000,000) shares of Common Stock, and (b) five million (5,000,000) shares of Preferred Stock. Each share of Common Stock and Preferred Stock shall have a par value of one-tenth of one cent ($.001).

         4.2 AUTHORITY OF BOARD OF DIRECTORS. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this
Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the Delaware General Corporation Law (the "DGCL"), to establish from time to time the number of shares to be included in each such series and the voting powers thereof, full or limited, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, determination of the following:

             (a) The number of shares constituting that series and the distinctive designation of that series;

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             (b)   The dividend rate on the shares of that series, whether
dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

             (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

             (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

             (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

             (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

             (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

             (h) Any other relative rights, preferences and limitations of that series.

         4.3 DIVIDENDS. Subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of the Common Stock and the Class B Common Stock shall be entitled to such dividends or other distributions in cash, securities or other property of the Corporation as may be declared by the Board of Directors from time to time in accordance with the DGCL.

         4.4 VOTING RIGHTS. On all matters upon which stockholders are entitled or permitted to vote, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in such holder's name on the transfer books of the Corporation.

                            ARTICLE V - INCORPORATOR

         The name and address of the incorporator is William G. Pusch, 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington 98101-1688. The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation and the names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:

   Sheldon Nelson                            Douglas J. Irving
   108 - 11951 Hammersmith Way               108 - 11951 Hammersmith Way
   Richmond, British Columbia, Canada        Richmond, British Columbia, Canada

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                         ARTICLE VI - BOARD OF DIRECTORS

         The number of directors constituting the entire Board shall be not less than two nor more than twelve as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office. Upon the next succeeding election of directors, the directors shall be divided into three (3) classes, the first class to serve a term of one (l) year, the second to serve a term of two (2) years, and the third to serve a term of three (3) years thereafter. Each such director shall hold office for the term for which he or she is elected and until his or her successor shall have been elected and qualified. The term of office of a class of director after those initially elected shall be three (3) years.

                              ARTICLE VII - BYLAWS

         The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation, but the stockholders may make additional bylaws and may amend or repeal any bylaw whether adopted by them or otherwise.

                     ARTICLE VIII - LIMITATION OF LIABILITY

         To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended in a manner more favorable to directors, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 20th day of April, 1999.

                                                  /s/ William G. Pusch
                                            ----------------------------------
                                              William G. Pusch, Incorporator



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